Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Enveric Biosciences, Inc. on Amendment No. 1 to Form S-3 [File No. 333-253196] of our report dated April 1, 2021, with respect to our audits of the financial statements of Enveric Biosciences, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which is included in the Form 10-K of Enveric Biosciences, Inc. dated April 1, 2021. We also consent to the reference to our firm under the heading “Experts in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum llp

New York, NY

April 2, 2021